Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103923, 333-131584, 333-186463 and 333-273587 on Form S-8 of our report dated June 24, 2026, relating to the financial statements and supplemental schedule of BP Employee Savings Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 24, 2026